Exhibit (a)(1)(A)
COMPANY NOTICE TO HOLDERS OF
0.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
ISSUED BY
SYNAPTICS INCORPORATED
(CUSIP No. 87157DAA7 and 87157DAB5)1
October 28, 2009
     To the Holders of the 0.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”) issued by Synaptics Incorporated:
     Synaptics Incorporated, a Delaware corporation (“Synaptics” or the “Company”), by this written notice (“Company Notice”) hereby notifies the Trustee and the holders of the Notes (the “Holders”), pursuant to Section 4.1 of that certain Indenture, dated as of December 7, 2004, between the Company and American Stock Transfer & Trust Company, as Trustee (the “Indenture”), that Holders may at their option require the Company to repurchase their Notes by delivery of a Holder Repurchase Notice, a form of which is included herewith. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
     Repurchase Date: December 1, 2009
     Repurchase Price: $1,000 for each $1,000 of aggregate principal amount of the Notes, together with accrued but unpaid interest (including Contingent Interest and Additional Interest, if any (as defined in the Indenture)) thereon to, but not including, the Repurchase Date. The amount of aggregate accrued but unpaid interest that will be payable with respect to the Notes on the Repurchase Date is approximately $244,886.25. Unless the Company defaults in making payment of the Repurchase Price, interest (including Contingent Interest and Additional Interest, if any (as defined in the Indenture)) payable with respect to the Notes shall cease to accrue on and after the Repurchase Date.
     Conversion Price: Approximately $33.69 per share of Common Stock as of the date hereof, subject to the adjustments described in Section 12.3 of the Indenture.
     Conversion Rights: Holders may surrender Notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:
•	during any calendar quarter if, on each of at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter, the Closing Sale Price of the Common Stock exceeds 120% of the Conversion Price in effect on the last Trading Day of such preceding calendar quarter;

•	at any time on or after January 1, 2020;

•	if the Company has called the particular Notes for redemption and the redemption has not yet occurred; or

•	upon the occurrence of specified corporate transactions described in the Indenture.
     The Notes as to which a Holder Repurchase Notice has been given may be converted only if the applicable Holder Repurchase Notice has been withdrawn in accordance with the terms of the Indenture.

[1]	Pursuant to Section 2.13 of the Indenture (as defined above), no representation is made as to the correctness of such CUSIP numbers either as printed on the Notes or as contained in this Company Notice (as defined above) and reliance may be placed only on the other identification numbers printed on the Notes, and any redemption or repurchase shall not be affected by any defect in or omission of such numbers.

     Notes must be surrendered to the Paying Agent to collect payment of the Repurchase Price and accrued but unpaid interest. Unless the Company defaults in making the payment of the Repurchase Price, interest on the Notes covered by any Holder Repurchase Notice will cease to accrue on and after December 1, 2009.
     The Repurchase Price for any Notes as to which a Holder Repurchase Notice has been given and not withdrawn, together with accrued but unpaid interest payable with respect thereto, shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.
     To exercise its option to have the Company repurchase its Notes, a Holder must deliver the Holder Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on November 27, 2009 and effect a book entry transfer of the Notes to the Paying Agent; such book-entry transfer being a condition to receipt by a Holder of the Repurchase Price therefor.
     A Holder Repurchase Notice may be withdrawn at any time prior to 5:00 p.m. New York City time on November 30, 2009 in accordance with the procedures described herein.
     The Trustee has informed the Company that, as of the date of this notice, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC.
The Paying Agent is:
American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038
Phone: 718-921-8317
Fax: 718-234-5001
Attn: Reorganization Department
     Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

     No person has been authorized to give any information or to make any representations other than those contained in the Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. The Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Company Notice shall not under any circumstances create any implication that the information contained in the Company Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Company Notice because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document.

WHO IS OFFERING TO PURCHASE THE NOTES?	Synaptics Incorporated, a Delaware corporation (“Synaptics” or the “Company”), is obligated, at your option, to repurchase your validly surrendered 0.75% Convertible Senior Subordinated Notes Due 2024 (the “Notes”), upon the terms and conditions set forth in this Company Notice, the Notes, and the Indenture (as defined below).

WHY IS SYNAPTICS OFFERING TO PURCHASE MY NOTES?	The right of each holder (a “Holder”) of the Notes to sell and the obligation of the Company to repurchase the Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option.

WHAT SECURITIES IS SYNAPTICS OBLIGATED TO PURCHASE?	We are obligated to repurchase all of the Notes surrendered, at the option of the Holder. As of October 27, 2009, there was $65,303,000 aggregate principal amount of Notes outstanding. The Notes were issued under an Indenture, dated as of December 7, 2004 (the “Indenture”), between Synaptics and American Stock Transfer & Trust Company, as trustee (the “Trustee”).

HOW MUCH IS SYNAPTICS OFFERING TO PAY FOR THE NOTES AND WHAT IS THE FORM OF PAYMENT?	Pursuant to the terms of the Indenture and the Notes, we are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, December 1, 2009 (the “Repurchase Date”) for each $1,000 principal amount of Notes (the “Repurchase Price”) with respect to any and all Notes validly surrendered for repurchase and not withdrawn.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE PUT OPTION?	The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

WHAT IS THE MARKET VALUE OF THE NOTES?	There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. Our common stock is listed on Nasdaq Global Select Market (“NASDAQ”) under the symbol “SYNA.” On October 27, 2009, the closing price of our common stock, as reported on NASDAQ, was $23.88 per share.

WHAT IS THE PROCESS FOR SURRENDERING NOTES?	To surrender your Notes for repurchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on Friday, November 27, 2009.

•    Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC.

•    Holders who are DTC participants should surrender their Notes electronically through DTC’s ATOP (as defined herein) system, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on Friday, November 27, 2009.

By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice.

WHEN DOES THE PUT OPTION EXPIRE?	The Put Option expires at 5:00 p.m., New York City time, on November 27, 2009. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR SURRENDERED NOTES?	We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

CAN HOLDERS WITHDRAW SURRENDERED NOTES?	You may withdraw your tendered Notes at any time until 5:00 p.m., New York City time, on November 30, 2009.

HOW DO HOLDERS WITHDRAW PREVIOUSLY SURRENDERED NOTES?	You can withdraw Notes previously surrendered for repurchase at any time until 5:00 p.m., New York City time, on November 30, 2009 in accordance with the procedures described herein.

DO I NEED TO DO ANYTHING IF I DO NOT WISH TO SURRENDER MY NOTES FOR PURCHASE?	No. If you do not surrender your Notes before the expiration of the Put Option, we will not repurchase your Notes and such Notes will remain outstanding subject to their existing terms.

IF I CHOOSE TO SURRENDER MY NOTES FOR PURCHASE, DO I HAVE TO SURRENDER ALL OF MY NOTES?	No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof.

WHAT HAPPENS TO NOTES THAT ARE NOT SURRENDERED?	Any Notes that are not surrendered will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes.

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF SYNAPTICS COMMON STOCK?	Yes, you will continue to have the right to convert the Notes into cash and shares of the Company’s common stock, $.001 par value per share, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. However, if you tender your Notes in the Put Option, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired.

IF I AM A UNITED STATES PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, WILL I HAVE TO PAY TAXES IF I SURRENDER MY NOTES FOR PURCHASE IN THE PUT OPTION?	The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss, or deduction. You should consult with your tax advisor regarding the actual tax consequences to you.

WHO IS THE PAYING AGENT?	American Stock Transfer & Trust Company, the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on page 2 of this Company Notice.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE PUT OPTION?	Questions and requests for assistance in connection with the surrender of Notes for repurchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on page 2 of this Company Notice.

IS SYNAPTICS MAKING ANY RECOMMENDATION ABOUT THE PUT OPTION?	None of the Company or its board of directors or employees are making any recommendation as to whether or not you should tender your Notes pursuant to the Put Option. Holders should determine whether or not to tender their Notes pursuant to the Put Option based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs, and investment objectives.
     In this Company Notice, “Synaptics Incorporated,” “Synaptics,” “we,” “us,” “our,” and the “Company” refer to Synaptics Incorporated and its consolidated subsidiaries, unless the context requires otherwise.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
     1. Information Concerning the Company. Synaptics Incorporated, a Delaware corporation, is obligated to repurchase its 0.75% Convertible Senior Subordinated Notes Due 2024 (the “Notes”) that have been surrendered for repurchase pursuant to the Put Option and not validly withdrawn. The Notes are convertible into the common stock, $.001 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes.
     The Company is a leading developer of human interface solutions for mobile computing, communications, and entertainment devices. We conducted our initial public offering and became a NASDAQ-listed public company in 2002. Our corporate offices are located at 3120 Scott Blvd., Santa Clara, California 95054 and our telephone number is (408) 454-5100.
     2. Information Concerning The Notes. The Notes were issued under an Indenture, dated as of December 7, 2004 (the “Indenture”), between the Company and American Stock Transfer & Trust Company, as trustee (the “Trustee”). The Notes mature on December 1, 2024.
          2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, the Company is obligated to repurchase all Notes validly surrendered for repurchase and not withdrawn, at the option of each holder of Notes (each a “Holder”), on December 1, 2009. This Put Option will expire at 5:00 p.m., New York City time, on Friday, November 27, 2009 (the “Purchase Date”). If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Purchase Date and do not accept and pay for surrendered Notes promptly after December 1, 2009, such failure to pay would be a default under the Indenture. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Company Notice.
          2.2. Repurchase Price. Pursuant to the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Purchase Date is $1,000 per $1,000 principal amount of the Notes (the “Repurchase Price”). The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on Monday, November 30, 2009. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.
          The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for repurchase.
          None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for repurchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of current market value of the Notes and the Common Stock and other relevant factors.
          2.3. Conversion Rights of the Notes. Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes into Common Stock, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. Any Notes that are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on Monday, November 30, 2009, as described in Section 4 below.
          2.4. Market for the Notes and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Notes. We believe that trading in the Notes has been limited and sporadic. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock, and the market for similar notes. Following the expiration of the Put Option, we expect that Notes not repurchased in the Put Option will continue to be traded over the counter; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Notes pursuant to the Put Option would reduce the float and could negatively affect the liquidity, market value, and price volatility of the Notes that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Notes following the Put Option. The extent of the trading market for the Notes following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed us that, as of the date of this Company Notice, all of the Notes are held in global form through DTC. As of the close of business on October 27, 2009, there was $65,303,000 aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.
          The Common Stock into which the Notes are convertible is traded on the Nasdaq Global Select Market under the symbol “SYNA.” The following table sets forth quarterly high and low prices for trades of our common stock during the quarters indicated:

	2009				2008		2007
	High		Low		High (1)	Low (1)	High(1)	Low (1)
First Quarter	$36.95	(1)	$24.96	(1)	$33.46	$23.15	$17.25	$12.38
Second Quarter	$31.98		$13.85		$41.15	$27.06	$20.13	$14.89
Third Quarter	$27.84		$14.11		$29.97	$14.69	$21.39	$15.17
Fourth Quarter	$40.94		$23.03		$31.89	$15.74	$24.17	$16.48
(through June 30, 2009)

(1)	All share amounts reflect the 3-for-2 stock split effected as a stock dividend and paid on August 29, 2008.
     The closing price of our common stock on October 27, 2009, was $23.88 per share. As of October 27, 2009, there were approximately 34,004,703 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.
          2.5. Redemption. Beginning on December 1, 2009, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including Contingent Interest and Additional Interest, if any (as defined in the Indenture)) thereon up to, but not including, the date of redemption, as provided for in the Indenture and the Notes.
          2.6. Change in Control. If a Change in Control (as defined in the Indenture) occurs, each Holder may require that we repurchase all or a portion of the Holder’s Notes on the date fixed by us that is no later than 35 Business Days (as defined in the Indenture) after we give notice of the Change in Control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including Contingent Interest and Additional Interest, if any (as defined in the Indenture)) up to, but not including, the date of repurchase.
          2.7. Ranking. The Notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior indebtedness and senior to any future subordinated indebtedness. The Notes are effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. As of October 27, 2009, we had no senior secured indebtedness outstanding. As of October 27, 2009, we had $65,303,000 of senior unsecured indebtedness outstanding. The Notes are structurally subordinated to all liabilities of our subsidiaries, which may include guarantees of our debt and includes trade payables.
          2.8. Dividends. The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.
     3. Procedures To Be Followed By Holders Electing To Surrender Notes For Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender and do not withdraw the Notes on or before 5:00 p.m., New York City time, on Monday, November 30, 2009. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on Friday November 27, 2009, their Notes will remain outstanding subject to the existing terms of the Notes.
          3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). This Company Notice constitutes the written notice by the Company of the purchase right in accordance with the Indenture and delivery of the Notes via ATOP will satisfy the notice requirements of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.
          3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Notes shall be repurchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and its directors, officers, employees, and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitutes and appoints American Stock Transfer & Trust Company (the “Paying Agent”) as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

•	such Holder understands that all Notes properly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on Friday, November 27, 2009 will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Company Notice, and related notice materials, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on Monday, November 30, 2009;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.
          3.3. Delivery of Notes.
               Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on Friday, November 27, 2009.
               Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on Friday, November 27, 2009.
               In surrendering through ATOP, the electronic instructions sent to DTC by the Holder, or by a broker, dealer, commercial bank, trust company, or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”
     4. Right Of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Monday, November 30, 2009. In order to withdraw Notes, Holders must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on Monday, November 30,

2009. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.
     This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through ATOP from the tendering DTC participant before 5:00 p.m., New York City time, on Monday, November 30, 2009. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered, and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.
     We will determine all questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal.
     5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly following the later of (a) the Repurchase Date with respect to such Notes and (b) the time of book-entry transfer or delivery of such Notes to the Paying Agent by the Holder cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 5:00 p.m., New York City time, on Friday, November 27, 2009 and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on Monday, November 30, 2009.
     The total amount of funds required by us to repurchase all of the Notes is approximately $65,547,886.25 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to use cash on hand to repurchase the remaining outstanding Notes.
     6. Notes Acquired. Any Notes repurchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.
     7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Notice, the Company does not currently have any plans that would be material to a Holder’s decision to surrender Notes for repurchase in the Put Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws, or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.
     8. Interests of Directors, Executive Officers, and Affiliates of the Company in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:
•	none of the Company or its executive officers, directors, subsidiaries, or other affiliates has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors, or affiliates has engaged in any transactions in the Notes.
     A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.
     9. Purchases Of Notes By The Company And Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company, and general economic and market conditions.
     10. Material United States Tax Considerations. The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Notes pursuant to the Put Option. This discussion applies only to persons who hold the Notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Notes in connection with the performance of services, certain U.S. expatriates, persons holding Notes as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of interest therein, United States persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.
     If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your tax advisor regarding the tax consequences of the repurchase of the Notes.
     EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF NOTES, AS

WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION AND OTHER U.S. FEDERAL TAX LAWS.
     U.S. Holders. As used herein, the term “U.S. Holder” refers to a person that is classified for U.S. federal income tax purposes as a “United States person.” For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.
     The Notes are subject to Treasury Regulations governing contingent payment debt instruments. Upon the sale of a Note pursuant to the Put Option, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor, and the U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s tax basis in a Note will initially equal the cost of the Note and subsequently have been increased by any original discount income or market discount previously included in income by the U.S. holder with respect to the Note (determined without regarding to any positive or negative adjustments to interest accrued under contingent payment debt instrument Regulations) and reduced by the amount of any projected payments (regular or contingent interest on the Notes) previously made and any amortizable bond premium previously taken into account by the U.S. holder with respect to the Note. A U.S. holder generally will treat any gain as ordinary income and any loss as ordinary loss to the extent of the excess of previous original issue discount inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder who claims a loss in respect of a note in an amount (or amounts) that meets certain thresholds may be required to file a disclosure statement with the IRS under certain Treasury Regulations applicable to “reportable transactions.”
Tax Consequences to Non-U.S. Holders
     As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.
     Payment made to a non-U.S. holder, on repurchase of the Notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the non-U.S. holder, (iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States, (iv) in the case that the payments reflect “contingent interest,” the notes and common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a “U.S. real property holding corporation,” and (v) in the case of gain realized on the sale, exchange, conversion, repurchase, or retirement of the Notes, we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, repurchase, or retirement and the period the non-U.S. holder held the notes, a “U.S. real property holding corporation.” We believe that we are not, and have not been, a U.S. real property holding corporation for U.S. federal income tax purposes.

     The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address, or the beneficial owner holds its notes through certain intermediaries, and the beneficial owner and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.
     If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the Note are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Material United States Tax Considerations — U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.
     Backup Withholding. To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN), and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she, or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.
     Certain U.S. Holders (including among others corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders while not required to file IRS Form W-9 should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).
     To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.
     11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
     The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
     The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.
•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009;

•	All other reports filed pursuant to Sections 13, 14, or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	The description of the Convertible Senior Subordinated Notes due 2024 contained in the Company’s Registration Statement on Form S-3 filed with the SEC on January 27, 2005, as amended.
     In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. If a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.
     12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.
     13. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.
     14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.
     None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for repurchase and, if so, the principal amount of Notes to surrender based on their own assessment of current market value and other relevant factors.
SYNAPTICS INCORPORATED

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth information about our executive officers and board of directors as of October 27, 2009. To the best of our knowledge after making reasonable inquiry, none of our executive officers or board of directors has beneficial ownership in the Notes.

Name	Position
Thomas J. Tiernan	President and Chief Executive Officer

Kathleen A. Bayless	Chief Financial Officer, Secretary, and Treasurer

Gopal K. Garg	Senior Vice President, Corporate Marketing & Handheld Business

Russell J. Knittel	Executive Vice President

David B. Long	Vice President, World Wide Sales

Joseph D. Montalbo	Senior Vice President, Platform Research & Development

Mark N. Vena	Vice President, PC Business

Alex Wong	Vice President, World Wide Operations

Francis F. Lee	Chairman of the Board

Jeffrey D. Buchanan	Director

Nelson C. Chan	Director

Keith B. Geeslin	Director

Richard L. Sanquini	Director

James L. Whims	Director
     The business address of each person set forth above is c/o Synaptics Incorporated, 3120 Scott Blvd., Santa Clara, California 95054 and such person’s business telephone number is (408) 454-5100.

A-1